CT COMMUNICATIONS, INC.

                1995 EMPLOYEE STOCK PURCHASE PLAN

                            ARTICLE I

                            PURPOSES

     This CT Communications, Inc. 1995 Employee Stock Purchase
Plan (hereinafter called the "Plan") is intended to be an employment incentive and to encourage stock ownership by all eligible employees, including officers, of CT Communications, Inc. (hereinafter called the "Corporation") and its subsidiary corporations (the "Subsidiaries"), as that term is defined in
Section 424(f) of the Internal Revenue Code of 1986, as now in force or hereafter amended (the "Code"), in order to increase their proprietary interest in the Corporation's success and to encourage them to remain in the employ of the Corporation or a Subsidiary. It is not intended that options issued pursuant to this Plan (hereinafter called "Options") shall constitute options within the meaning of Code Section 423.

                           ARTICLE II

                         ADMINISTRATION

     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation (the "Committee"). No member of the Board of Directors who is not otherwise employed by the Corporation shall be eligible to receive an Option. No director who is or within the preceding year has been eligible to receive an Option may serve as a member of the Committee.
Subject to the provisions of the Plan, the Committee may, from time to time, prescribe rules and regulations for the administration of the Plan and may decide questions which may arise with respect to the interpretation or application of said Plan.

                           ARTICLE III

                           ELIGIBILITY

     Employees of the Corporation and of its Subsidiaries (including officers) may be granted as of a date to be determined by the Board of Directors (the "Option Date"), but in no instance more than twelve (12) months after the shareholders of the Corporation have approved the Plan, an Option under this Plan to purchase the Corporation's authorized but unissued $50.00 Par Value Class B Nonvoting Common Stock (herein called "Common Stock").





                           ARTICLE IV

                              STOCK

     The stock subject to the Options to be issued hereunder shall be the Corporation's Common Stock. The maximum number of such shares to be issued upon the exercise of the Options hereby granted shall be an aggregate of 2,500 shares.

     An eligible employee (hereinafter called "Optionee") shall receive an Option to purchase a number of shares of Common Stock to be determined in the sole discretion of the Committee.

     Payment for Common Stock purchased under the Option shall be made pursuant to Article V(C).

                            ARTICLE V

                 TERMS AND CONDITIONS OF OPTIONS

     Options granted hereunder shall be evidenced by a Notice of the Grant of an Option to each Optionee, which notice shall: (i) be in such form as the Board of Directors shall determine; (ii) incorporate, by reference, the terms and provisions of this Plan; and (iii) be issued to each Optionee at least two weeks prior to the Exercise Date (as defined below).

     Such Options shall be subject to the following terms and conditions:

     A. OPTION PERIOD. Each Option granted hereunder shall be exercisable for a term to be established by the Committee (the "Option Period") which shall end on a date after which the Option shall lapse and become null and void (the "Exercise Date").

     B    OPTION PRICE.  The price of shares purchased under any
Option issued hereunder (the "Option Price") shall be an amount equal to the fair market value of the Common Stock on the Exercise Date but not less than the par value of such stock. "Fair market value" as of a given date shall mean, for purposes of this Plan, the value of a share of Common Stock in the most recent prior quarterly appraisal provided by the Corporation's appraisers. In making such determination, the Board of Directors shall instruct the Corporation's appraisers to consider the financial condition of the Corporation and its recent operating results, values of publicly-traded securities of other financial institutions giving effect to the relative book values and earnings of such institutions and the lack of liquidity of the Corporation's shares, and such other factors as the Board in its discretion deems relevant.

     C    ELECTED SHARES.  Each Optionee shall notify the
Corporation, in the manner described in subsection (F) and on such forms as shall be provided by the Corporation, of the number of shares which the Optionee wishes, which election may be for either all or any part of the shares subject to the Option (such shares, so elected, shall be hereinafter called the "Elected Shares").

     The Optionee may elect to pay the Corporation the fair market value of the Common Stock as described in Section F below by making full payment for the fair market value of the Elected Shares to the Corporation by the Exercise Date. Alternatively, the Optionee may enter into a promissory note (the "Note") by the Exercise Date (as described in subsection (D)) to facilitate payment to the Corporation of the fair market value of the Elected Shares.

     D. NOTE. The Corporation shall make available to each Optionee an alternative means of exercising an Option as described in this subsection (D). Before the Exercise Date, the Optionee and the Corporation may enter into a Note for a period not to exceed twenty-four (24) months, such Note accruing simple interest at the rate of six percent (6%) per annum, computed on a 365 day basis, on the amount due on the Note. The Note will be in a principal amount equal to the fair market value of the Elected Shares for which the Optionee does not tender payment by the Exercise Date, and shall be secured by Elected Shares purchased under the Option and held by the Corporation as described in subsection (K). Payments on the Note will be made from the Optionee's salary on a payroll deduction basis and all amounts withheld shall be exclusively applied to the retirement of the Note.

     E. DATE BY WHICH OPTION SHALL BE EXERCISED. Except as provided in subsections (H) and (I), each Option which is exercised shall be exercised before the Exercise Date.

     F. MANNER OF EXERCISING OPTION. Except as provided in subsections (H) and (I), each Optionee shall, on such forms as shall be provided by the Corporation, at least three (3) business days prior to the Exercise Date, notify the Corporation of the Optionee's election either to: (i) exercise the Option to purchase all or any part of the Elected Shares by immediate cash payment; (ii) exercise the Option to purchase all or any part of the Elected Shares by entering into a Note for payment of the Option Price and secured by the Elected Shares; (iii) any combination of (i) or (ii); or, (iv) decline to so exercise the Option, which election, in all events, shall be effective as of said Exercise Date.

     In the event the Optionee so exercises the Option by payment of cash, the Optionee shall tender to the Corporation all necessary funds as may be necessary to purchase all or any part of the Optionee's Elected Shares.

     In the event that the Optionee enters into a Note under subsection (D), salary withholding shall begin immediately and continue until the Note is paid in full.

     Should the Optionee fail to deliver the notification form referred to in this subsection (F), such failure shall be deemed an election by said Optionee to decline to exercise the Option.

     G. TERMINATION OF OPTION. An Optionee may at any time on or before the Exercise Date terminate the Option in its entirety by written notice of such termination delivered in the manner set forth in Article X hereof. Such termination shall become effective upon receipt of such notice by the Corporation. Upon such termination, the Note will become due pursuant to its terms, and all further rights and privileges of Optionee granted pursuant to this Plan and the Option granted hereunder shall be terminated.

     H. TERMINATION OF EMPLOYMENT. In the event that an Optionee's employment by the Corporation or a Subsidiary is terminated other than by retirement with the consent of the Corporation, medical disability (determined in accordance with the Corporation's long term disability plan then in effect) or by death, all rights and privileges of Optionee granted pursuant to the Plan and of any Option granted hereunder shall terminate, except that any obligations arising under the Note(s) shall continue under the terms of the Note(s). If any termination of employment is due to retirement with the consent of the Corporation, the Optionee shall have the right within two (2) business days prior to the Exercise Date, to exercise the Option to purchase all or any part of the Optionee's shares. If the Optionee shall become medically disabled or die while in the employment of the Corporation or any Subsidiary of the Corporation before the Exercise Date, the Optionee's estate, personal representative, or beneficiary shall have the right, at any time, within two (2) business days prior to the Exercise Date, to exercise the employee's Option to purchase all or any part of the shares. Options exercised pursuant to the terms of this subsection (H) may be exercised (during the specified times) as to all or any part of the shares by written notice delivered in the manner set forth in Article X hereof and tendering with such notice payment of any or all funds, and shall be deemed exercised as of the date such notice is delivered. Failure to deliver such notice and payment within the time provided shall be deemed an election not to exercise the Option, which shall terminate.

     Retirement of an Optionee at the Optionee's Normal Retirement Date in accordance with the provisions of any Retirement Plan adopted by the Corporation or by any Subsidiary shall be deemed to be a retirement with the consent of the Corporation. Whether any other terminations of employment (either at an Optional Retirement Date in accordance with the provision of any such Retirement Plan or otherwise) are to be considered retirements with the consent of the Corporation and whether authorized leaves of absence or absences on military or government service or for other reasons shall constitute a termination of employment for the purposes of the Plan, shall be determined by the Committee, the determination of which shall be final and conclusive. Employment by the Corporation or any Subsidiary shall be deemed to be continuous and not to terminate during any uninterrupted period in which an employee is in the employment of the Corporation or any Subsidiary, but only if and so long, in the case of employment by a Subsidiary, as employment by such Subsidiary will, under the applicable provisions of the Code as then in effect, result in the same tax treatment as would be accorded if such Optionee were an employee of the Corporation.

     I. The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or any part of the business or assets.

     J. ASSIGNABILITY. No Option granted hereunder shall be assignable or transferable except by will or by the laws of descent and distribution, and shall be exercisable, during the lifetime of Optionee, only by said Optionee.

     K. RIGHTS AS A SHAREHOLDER. An Optionee shall have all rights as a shareholder with respect to shares purchased pursuant to the Options to be granted hereunder after full payment has been made for such shares and a stock certificate for such shares has been actually issued to said Optionee, except that Elected Shares which are security for a Note executed under subsection
(D) shall be held by the Corporation until the Note is paid in full. No adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

     L. REGISTRATION. Each Option under the Plan shall be granted on the condition that a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock subject to such Option has become effective and a copy of the Prospectus has been delivered to the Optionee.

                           ARTICLE VI.

                       TERMINATION OF PLAN

     The Plan will terminate on the first to occur of the granting of all Options authorized under the Plan or June 30, 1997.





                         ARTICLE VII.

                           AMENDMENTS

     The Committee may, from time to time, alter, amend, suspend, or discontinue the Plan at any time without notice, provided that no Optionee's existing rights are adversely affected thereby; provided further, upon any such amendment or modification, all Optionees shall continue to have the same rights and privileges as other Optionees (except as otherwise provided for in Article IV hereof); and provided further, that no such amendment of the Plan shall, except as provided in subsection (i) of Article V hereof: (a) change the formula by which the price for which the Common Stock shall be sold is determined; or (b) increase the maximum number of shares which any Optionee may purchase.

                          ARTICLE VIII.

                      APPLICATION OF FUNDS

     The proceeds received by the Corporation from the sale of its Common Stock pursuant to Options granted under this Plan, except as otherwise provided herein, will be used for general corporate purposes.

                           ARTICLE IX.

                NO OBLIGATION TO PURCHASE SHARES

     The granting of an Option pursuant to this Plan shall impose no obligation upon the Optionee to purchase any shares covered by such Option.

                           ARTICLE X.

                             NOTICES

     Any notice which the Corporation or Optionee may be required or permitted to give to each other shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. Mail, first class postage prepaid, addressed as follows:
Secretary, CT Communications, Inc., 68 Cabarrus Avenue, Post Office Box 227, Concord, North Carolina 28026-0227, or as such other address as the Corporation, by notice to the Optionee, may designate in writing from time to time; to the Optionee, at the address shown on the records of the Corporation, or at such other address as the Optionee, by notice to the Corporation, may designate in writing from time to time.





                           ARTICLE XI.

      THE RIGHT OF THE CORPORATION TO TERMINATE EMPLOYMENT

     Nothing contained in the Plan or in any option granted pursuant to the Plan shall confer upon any Optionee any right to be continued in the employment of the Corporation or one of its Subsidiaries, or shall interfere in any way with the right of the Company or any of its Subsidiaries, as the case may be, to terminate his employment at any time for any reason.



                          ARTICLE XII.

                    EFFECTIVENESS OF THE PLAN

     The Plan shall become effective only if:

     A. The Plan shall have been adopted by the Board of Directors of the Corporation; and

     B. The Plan shall have been approved by the affirmative vote of the holders of at least a majority of shares of Class A
Common Stock voted at the shareholders' meeting at which the Plan is considered.
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